EXHIBIT 17


June 18, 2002

Via Facsimile and Regular Mail

Mr. Ben Dulley
Malahat Energy Corporation
6473 64th Street
Delta, British Columbia
Canada V4K 4E2

Re:  Malahat Energy Corporation (the "Company")

Dear Ben:

I write to you in your capacity as Chairman of the Board of Directors of the Company.

I hereby resign as a Director of the Company and as the Company's Assistant Secretary.

My resignation from both positions is effective immediately.

I wish the Company and you the best as you proceed into the next stage of development.

Very truly yours,

/s/ Kimberlee S. Bogen
    ---------------------
    Kimberlee S. Bogen